Exhibit 99.2
TEXTRON INC.
UPDATES TO ANNUAL REPORT ON FORM 10-K
(UPDATED BY THIS CURRENT REPORT ON FORM 8-K)
FOR THE FISCAL YEAR ENDED DECEMBER 29, 2007

Part II. Item 6. Selected Financial Data (Unaudited)

(Dollars in millions, except per share amounts and where otherwise noted)	2007	2006	2005	2004	2003
Revenues
Cessna	$5,000	$4,156	$3,480	$2,473	$2,299
Bell	2,581	2,347	2,075	1,615	1,755
Defense & Intelligence	1,334	1,061	806	639	593
Industrial	3,435	3,128	3,054	3,046	2,836
Finance	875	798	628	545	572
Total revenues	$13,225	$11,490	$10,043	$8,318	$8,055
Segment profit
Cessna	$865	$645	$457	$267	$199
Bell	144	108	269	156	150
Defense & Intelligence	191	141	99	94	84
Industrial	218	163	150	194	150
Finance	222	210	171	139	122
Total segment profit	1,640	1,267	1,146	850	705
Special charges	—	—	(118)	(59)	(77)
Gain on sale of businesses	—	—	—	—	15
Corporate expenses and other, net	(253)	(202)	(199)	(157)	(123)
Interest expense, net	(87)	(90)	(90)	(94)	(96)
Income taxes	(385)	(269)	(223)	(165)	(109)
Distributions on preferred securities, net of income taxes	—	—	—	—	(13)
Income from continuing operations	$915	$706	$516	$375	$302
Per share of common stock**
Income from continuing operations — basic	$3.66	$2.76	$1.93	$1.36	$1.11
Income from continuing operations — diluted	$3.59	$2.71	$1.89	$1.34	$1.10
Dividends declared	$0.85	$0.78	$0.70	$0.66	$0.65
Book value at year-end	$13.99	$10.51	$12.55	$13.45	$13.40
Common stock price: High	$73.38	$49.19	$40.02	$37.31	$28.85
Low	$44.08	$37.88	$32.92	$25.42	$13.42
Year-end	$71.62	$46.88	$38.49	$36.90	$28.59
Common shares outstanding (In thousands)**
Basic average	249,792	255,098	267,062	274,674	271,750
Diluted average*	254,826	260,444	272,892	280,339	274,434
Year-end	250,061	251,192	260,370	270,746	274,476
Financial position
Total assets	$19,956	$17,550	$16,499	$15,875	$15,171
Manufacturing group debt	$2,148	$1,800	$1,934	$1,770	$2,008
Finance group debt	$7,311	$6,862	$5,420	$4,783	$4,407
Mandatorily redeemable preferred securities — Finance group	$—	$—	$—	$—	$26
Shareholders’ equity	$3,507	$2,649	$3,276	$3,652	$3,690
Manufacturing group debt-to-capital (net of cash)	32%	29%	26%	25%	30%
Manufacturing group debt-to-capital	38%	40%	37%	33%	35%
Investment data
Capital expenditures, including capital leases	$423	$447	$380	$294	$289
Depreciation	$298	$271	$284	$265	$260
Research and development	$814	$786	$692	$574	$573
Other data
Number of employees at year-end	44,000	40,000	37,000	34,000	31,000
Number of common shareholders at year-end	15,000	16,000	17,000	18,000	19,000
* Diluted average common shares outstanding assumes full conversion of outstanding preferred stock and exercise of stock options.

** All prior periods presented have been restated to reflect a two-for-one stock split in 2007.

Sections of Part II. Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (Unaudited)

Consolidated Results of Operations

Revenues

Revenues increased $1.7 billion, or 15%, to $13.2 billion in 2007, compared with 2006. The primary reasons for this increase are:

•	Higher manufacturing volume of $1.0 billion, reflecting:
-	$631 million in higher volume at Cessna, primarily related to an increase in business jet deliveries;
-	A $148 million increase in the Industrial segment, principally due to higher demand at Kautex;
-	$142 million in higher volume at the Bell segment, largely related to the H-1 program; and
-	$93 million in increased volume at the Defense & Intelligence segment from higher armored security vehicle (“ASV”) deliveries;
•	Higher pricing of $344 million, with $212 million at Cessna, $87 million in Bell’s commercial business and $46 million in the Industrial segment;
•	Additional revenues from newly acquired businesses of $166 million, primarily the acquisitions of Overwatch Systems and AAI in the Defense & Intelligence segment;
•	Favorable foreign exchange impact of $148 million in the Industrial segment; and
•	A $66 million impact from higher average finance receivables due to growth in the aviation and resort finance businesses in the Finance segment.

In 2006, our revenues increased $1.5 billion, or 14%, compared with 2005, primarily due to higher manufacturing sales volume of $1.0 billion, higher pricing of $274 million and higher revenues in the Finance segment of $170 million.

Segment Profit

Segment profit increased $373 million, or 29%, to $1.6 billion in 2007, compared with 2006. This increase is primarily due to the following factors, which were partially offset by inflation of $256 million:

•	Higher pricing of $344 million, with $212 million at Cessna, $87 million in Bell’s commercial business and $46 million in the Industrial segment;
•
Favorable cost performance of $164 million, which includes net charges in 2007 for the Armed Reconnaissance Helicopter (“ARH”) Low Rate Initial Production (“LRIP”) program of $50 million, the $32 million favorable impact of the recovery of ARH System Development and Demonstration (“SDD”) launch-related costs written off in 2006 and lower charges related to the H-1 LRIP program of $43 million;

•	A $148 million net benefit from higher volume, partially offset by unfavorable product mix; and
•	Profit from newly acquired businesses of $20 million.

In 2006, our segment profit increased $121 million, or 11%, compared with 2005, primarily due to higher pricing of $274 million, higher sales volume of $198 million, improved cost performance of $54 million in the Industrial segment, favorable warranty performance at Cessna of $39 million and higher profit in the Finance segment of $39 million. These increases were partially offset by inflation of $272 million, higher spending for engineering and new product development of $74 million, higher overhead of $55 million in Bell’s commercial business and increased charges related to the H-1 LRIP program of $68 million.

Corporate Expenses and Other, net

Corporate expenses and other, net increased $51 million in 2007, compared with 2006, primarily due to the following:
•	$26 million of higher compensation expenses, largely related to stock appreciation;
•	$14 million of higher professional and consulting fees, related to corporate initiatives;
•	$11 million of increased costs for divested operations, primarily due to higher pension costs and other retained liabilities; and
•	A $6 million increase in our contribution to the Textron Charitable Trust;
•	Partially offset by an $8 million gain on an insurance settlement.

Corporate expenses and other, net increased $3 million in 2006, compared with 2005, principally due to $7 million of higher share-based compensation expense and $4 million of higher incentive compensation, partially offset by $8 million of lower expenses related to corporate initiatives.

Special Charges

There were no special charges in 2007 or 2006. In 2005, special charges totaled $118 million and included $112 million related to the 2001 disposition of the Automotive Trim (“Trim”) business and $6 million in restructuring expense in the Industrial segment.  In 2005, the $112 million in special charges that were incurred in connection with the disposition of Trim included $91 million in impairment charges to write down preferred stock acquired in the disposition and $21 million to cover exposures related to certain guarantees for leases, environmental and workers’ compensation matters.

Income Taxes

Our effective tax rate increased to 29.6% in 2007 from 27.6% in 2006. In comparison with the Federal statutory rate, in 2007 we had a 1.7% less favorable impact attributed to our foreign tax rate differential, a 1.2% favorable impact on the 2006 rate related to the adoption of the Canadian dollar as the functional currency for U.S. tax purposes of one of our Canadian subsidiaries, and a 1.3% less favorable impact from tax settlements in 2007, compared with settlements in 2006, partially offset by a 1.3% impact from lower state income taxes and a 1% benefit related to the manufacturing deduction. The effective tax rate decreased to 27.6% in 2006 from 30.2% in 2005, largely due to the impact of these items on the 2006 effective tax rate.

Discontinued Operations

Discontinued operations primarily reflect after-tax results of the Fastening Systems business, which was sold in 2006. Operating results of our discontinued businesses are summarized in Note 2 to the Consolidated Financial Statements.

In 2006, the loss from discontinued operations primarily includes a $120 million after-tax impairment charge for the Fastening Systems business based on the estimated fair value less cost to sell at the time according to offers received from potential purchasers. In 2005, the loss from discontinued operations includes a $335 million goodwill impairment charge related to the Fastening Systems business. In addition, we recorded an after-tax charge of approximately $52 million, which included $37 million related to previously deferred foreign currency translation losses and $7 million in curtailment losses for employee retirement plans. The gain on disposal, net of income taxes, of $46 million in 2005 primarily related to a tax benefit recorded upon the sale of InteSys.

Segment Analysis

Through fiscal 2007, we reported segment financial results within four segments: Bell, Cessna, Industrial and Finance.  The Bell segment consisted of Bell Helicopter and the Textron Systems division. With recent acquisitions and organic growth, the Textron Systems division now provides a significant portion of our consolidated revenues.  As Textron Systems and Bell Helicopter both continue to grow, these businesses require autonomy from each other and dedicated management focus.  Effective at the beginning of fiscal 2008, we changed our segment reporting to separate Textron Systems into a new segment, Defense & Intelligence, and to report Bell Helicopter as its own segment, Bell.  The Cessna, Industrial and Finance segments have not been changed. We now operate in, and will report financial information for, the following five business segments: Cessna, Bell, Defense & Intelligence, Industrial and Finance. These segments reflect the manner in which we now manage our operations. All periods presented herein have been restated to reflect the new segment reporting structure.  Segment profit is an important measure used for evaluating performance and for decision-making purposes. Segment profit for the manufacturing segments excludes interest expense, certain corporate expenses and special charges. The measurement for the Finance segment includes interest income and expense and excludes special charges.

Each segment’s revenues and profit as a percentage of consolidated revenues and profit are provided below:

Cessna

(Dollars in millions)	2007	2006	2005
Revenues	$5,000	$4,156	$3,480
Segment profit	$865	$645	$457
Profit margin	17%	16%	13%
Backlog	$12,583	$8,467	$6,342

Demand in the business jet market continued to strengthen in 2007, which was reflected in a 49% increase in our backlog, in addition to a 26% increase in business jet deliveries. Over the past three years, Cessna has increased its annual production rate and has continued to focus on improving margins while investing in engineering, research and development in Cessna’s continual effort to bring new technology and products to market. Citation business jets are the largest component of Cessna’s revenues. We delivered 387, 307 and 252 Citation business jets in 2007, 2006 and 2005, respectively.

Cessna Revenues

In 2007, Cessna’s revenues increased $844 million, compared with 2006, due to higher volume of $631 million, primarily due to higher Citation business jet deliveries, and improved pricing of $212 million. In 2006, revenues increased $676 million, compared with 2005, due to higher volume of $493 million, primarily related to Citation business jets, and improved pricing of $183 million.

Cessna Segment Profit

In 2007, Cessna’s segment profit increased $220 million, compared with 2006, primarily due to improved pricing, along with the $139 million impact of higher volume and favorable warranty performance of $14 million, partially offset by inflation of $106 million and increased engineering and product development expense of $41 million. Favorable warranty performance included the $19 million impact of lower estimated warranty costs for aircraft sold in 2007 related to initial model launches as discussed below, partially offset by a lower benefit of $5 million from other favorable warranty performance (a $28 million benefit in 2007, compared with $33 million in 2006).

Segment profit increased $188 million at Cessna in 2006, compared with 2005, primarily due to improved pricing, the $102 million impact of higher volume and favorable warranty performance of $39 million, partially offset by inflation of $112 million and higher engineering and product development costs of $41 million. Favorable warranty performance included the $24 million impact of lower estimated warranty costs for aircraft sold in 2006 related to initial model launches as discussed below, as well as a $15 million incremental benefit from other favorable warranty performance in 2006 (a $33 million benefit in 2006, compared with $18 million in 2005).

During initial model launches, Cessna typically incurs higher warranty-related costs until the production process matures, at which point warranty costs generally moderate. For the Sovereign and CJ3 production lines, in the second half of 2006 management estimated that the production lines had reached this maturity level based on historical production and warranty patterns, resulting in lower estimated warranty costs than earlier production aircraft. Accordingly, Cessna has had favorable warranty performance in the past two years due to the lower point-of-sale warranty costs for Sovereign and CJ3 aircraft sold. Management expects improved performance on these models to continue in the foreseeable future.

Bell

(Dollars in millions)	2007	2006	2005
Revenues	$2,581	$2,347	$2,075
Segment profit	$144	$108	$269
Profit margin	6%	5%	13%
Backlog	$3,809	$3,119	$2,812

Bell is in the early stages of development or production for a number of government and commercial programs that are anticipated to significantly drive revenue and profit growth in future years. Government programs generally follow a three-phase cycle consisting of: development, transition to production and full-rate production. Each phase has specific risks and operational challenges. Over the next few years, the segment’s major government programs will be transitioning through various phases of this cycle. Bell’s U.S. Government programs include the V-22 tiltrotor, the H-1 and the ARH. Bell’s commercial business has invested in the commercial version of the tiltrotor aircraft and the new Model 429 during 2007; we expect to receive FAA certification of the Model 429 in the 2008-2009 time-frame.

In the past two years, we have made significant investments to conduct research and development, transition development contracts to production, increase our production capacity and implement improved operational systems to manage anticipated growth in Bell’s government programs and commercial product lines. The costs of investing in improved operational systems resulted in higher overhead expenses during 2006. Due to the shorter production cycle for our commercial business, the higher overhead costs in 2006 were reflected in lower earnings in that year; however, since our government business has a longer production cycle, a portion of these costs was also absorbed into work-in-progress inventory, particularly for the V-22. Accordingly, as V-22 aircraft were delivered in
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2007, the overhead expenses reflected in inventory resulted in lower margins. While overhead expenses moderated in 2007, we expect higher overhead costs in the future largely due to costs incurred to support significant ramp-up to full-rate production of the V-22 aircraft.

Bell Revenues

U.S. Government Business

Revenues increased $156 million in 2007 for the U.S. Government business, compared with 2006, primarily due to higher volume and mix of $152 million.  H-1 program revenue was up $161 million, principally due to delivery of the first 10 production units, and V-22 program revenue was up $70 million, primarily due to higher spares revenues.  These increases were partially offset by $74 million in lower spares and service sales for military helicopters other than the V-22.

In 2006, revenues increased $67 million, compared with 2005, primarily due to higher net volume and mix of $39 million and the benefit from acquisitions of $21 million. The volume increase is primarily due to higher ARH SDD development revenues of $94 million and increased spares and service sales of $37 million, partially offset by lower V-22 volume of $80 million and lower H-1 revenue of $18 million.

Commercial Business

In 2007, revenues for the commercial business increased $78 million, compared with 2006, primarily due to higher pricing of $87 million, partially offset by lower volume of $11 million. Volume decreased as higher helicopter deliveries of $50 million were more than offset by lower Huey II kit deliveries of $44 million and lower spares and service volume of $18 million.

In 2006, commercial revenues increased $205 million, compared with 2005, due to higher volume of $164 million and pricing of $41 million. The volume increase is primarily due to higher civil aircraft deliveries of $176 million, higher spares and service sales of $53 million and additional deliveries of Huey II kits of $10 million, partially offset by lower international military deliveries of $66 million.

Bell Segment Profit

U.S. Government Business

Segment profit in our U.S. Government business increased $6 million in 2007, compared with 2006, primarily due to improved cost performance. Bell’s cost performance was impacted by the following significant items:

Year-over-year Profit Improvements:
•	$43 million in lower charges for the H-1 LRIP program, which are discussed in more detail below; and
•	$25 million in lower costs related to the ARH SDD contract due to a $14 million 2006 write-off of launch-related costs and the $11 million impact of the subsequent partial recovery of these costs.

Year-over-year Profit Decreases:
•	$50 million in ARH LRIP 2007 net charges as discussed below; and
•
$22 million in lower V-22 profitability largely due to a $15 million impact from lower margin units, which have been unfavorably impacted by higher overhead costs associated with increasing production capacity, and a $6 million award fee recognized in 2006.

In 2006, profit in our U.S. Government business decreased $72 million, compared with 2005. The decrease was primarily due to unfavorable cost performance of $58 million and inflation of $21million. The unfavorable performance reflected higher anticipated costs for the H-1 LRIP contracts of $68 million and charges of $14 million related to the ARH SDD contract, partially offset by improved performance on spares and support services of $12 million.

H-1 Program — The H-1 program continues in development while we are concurrently working on the initial production aircraft under firm fixed-price LRIP contracts with the U.S. Government. In 2006, we recorded program charges of $82 million related to the LRIP contracts. Through the third quarter of 2006, we recorded $29 million in charges based on our estimate that the costs to complete would exceed contractual reimbursement during the transition to production phase. These charges primarily reflected the impact of higher estimated incremental costs for resources added to meet the contractual schedule requirements and higher anticipated efforts in final assembly. In the fourth quarter of 2006, acceptance of the initial aircraft by the U.S. Government was delayed, and no aircraft were delivered. This delay was a result of changes in the development and engineering requirements that were identified in the final stages of assembly and acceptance testing. Due to this delay and the costs associated with the additional development efforts, rework of in-process units and resulting inefficiencies, and a reduction in previously anticipated learning curve improvements, we increased our estimate of the completion costs and recorded an additional $53 million charge in the fourth quarter of 2006.

During 2007, the production process has continued to mature, and we have completed delivery of all the Lot 1 aircraft as well as the first Lot 2 aircraft. Our manufacturing performance during the year has been substantially consistent with our expectations. Prospectively, our costs are anticipated to increase primarily due to anticipated delays in receiving cabins from a supplier. Additionally, during the fourth quarter, we committed to higher pricing levels on an anticipated Lot 5 contract that will likely result in a loss once contract negotiations are finalized, primarily due to higher cabin supplier costs. Accordingly, in the fourth quarter of 2007, we recorded a net charge of $30 million to reflect the higher cost estimates for existing contract completion resulting from supplier delays, as well as the estimated loss resulting from our price commitment on the Lot 5 contract.

ARH Program — The ARH SDD contract is a cost plus incentive fee contract under which our eligibility for fees is reduced as total contract costs increase. In 2006, we continued our development activities as costs exceeded the original contract amount for this program and expensed $14 million in unreimbursed costs related to this effort. In the third quarter of 2007, we reached an agreement with our customer under which we recovered $18 million of launch-related costs previously written off. The amount included $11 million that had been charged to our U.S. Government business and $7 million that had been charged to our Commercial business through overheads. In December 2007, we agreed to expand the scope of the development contract efforts on a funded basis.

In the fourth quarter of 2006, we completed certain phases of the critical design review under the ARH SDD contract and determined the initial production configuration of the aircraft, including aircraft configuration changes required by the U.S. Government. Our cost estimates based on this configuration, which included anticipated transition to production costs, exceeded the fixed pricing contained in two options the U.S. Government had under this program for the first two LRIP lots. The option for the first LRIP lot expired in 2006, while the option for the second lot (for 18-36 aircraft) was set to expire in December 2007. At that time, we were in discussions with the U.S. Government related to the possible reinstatement of the first option, extension of the second option, delivery schedule, number of units to be exercised under the options and possible additional aircraft to be contracted, in addition to those under the options, at revised pricing. At the end of 2006, due to the uncertainty of this exposure and the ultimate outcome of our discussions with the U.S. Government, we did not believe that a loss was probable under the guidelines established by Statement of Financial Accounting Standards (“SFAS”) No. 5, “Accounting for Contingencies.”

In March 2007, we received correspondence from the U.S. Government that created uncertainty about whether it would proceed into the production phase of the ARH program. Accordingly, we provided for losses of $18 million in supplier obligations for long-lead component production incurred at our own risk to support anticipated ARH LRIP contract awards.

In the second quarter of 2007, the U.S. Army agreed to re-plan the ARH program, and we reached a non-binding memorandum of understanding (“MOU”) related to aircraft specifications, pricing methodology and delivery schedules for initial LRIP aircraft. We also agreed to conduct additional SDD activities on a funded basis. Based on the plan at that time and our related estimates of aircraft production costs, including costs related to risks associated with achieving learning curve and schedule assumptions, we expected to lose approximately $73 million on the production of the proposed initial LRIP aircraft. Accordingly, an additional charge of $55 million was taken in the second quarter of 2007 for estimated LRIP contract losses.

In December 2007, the U.S. Government’s remaining option related to production of aircraft under the original ARH program expired unexercised. We are continuing to restructure the program through negotiations with the U.S. Government, including reducing the number of units and modifying the pricing and delivery schedules previously reached under the MOU. Based on the current status of these negotiations and our contractual commitments with our vendors related to materials for the anticipated production units we have procured at our risk, we have revised our best estimate of the expected loss to $50 million, resulting in a $23 million reduction of previously established reserves. We expect that the initial LRIP contract awards will be finalized in mid-2008. Until the contract negotiations are finalized, including pricing, aircraft specifications and delivery schedules, losses related to future contract awards or additional recovery of our vendor obligations are uncertain.

Commercial Business

In 2007, profit increased $30 million, compared with 2006, primarily due to higher pricing of $87 million and lower engineering, research and development expense of $16 million, partially offset by inflation of $41million and the net impact of an unfavorable product mix of $21 million. Lower overhead expense of $36 million, which included a $7 million recovery discussed above related to the ARH program, was offset by higher costs of $37 million as we streamlined our legacy commercial product line, resulting in certain vendor termination costs.

In 2006, commercial profit decreased $89 million, compared with 2005, primarily due to unfavorable cost performance of $148 million and inflation of $17 million, partially offset by the impact of increased volume and mix of $51 million and higher pricing of $41 million. The unfavorable cost performance reflected increased overhead costs of $55 million, the impact of the $30 million gain on the sale of our interest in the Model AB139 program in 2005, higher net research and development expense of $29 million, and the $13 million prior year impact of the resolution of uncertainties and receipt of cash related to a collaborative research and development agreement.

Defense & Intelligence

(Dollars in millions)	2007	2006	2005
Revenues	$1,334	$1,061	$806
Segment profit	$191	$141	$99
Profit margin	14%	13%	12%
Backlog	$2,379	$1,335	$1,169

During 2007, the Defense & Intelligence segment successfully integrated its fourth quarter 2006 acquisition, Overwatch Systems, a developer and provider of intelligence analysis software tools for the defense industry, into its business and completed the acquisition of AAI. As a leading provider of intelligent aerospace and defense systems, including unmanned aircraft and ground control stations, aircraft and satellite test equipment, training systems and countersniper devices, AAI significantly augments our product offering to the U.S. Government.  Major programs for the Defense & Intelligence segment include the ASV, unmanned aircraft systems, Intelligent Battlefield Systems (“IBS”), Sensor Fused Weapons (“SFW”) and Joint Direct Attack Munitions (JDAM”).

Defense & Intelligence Revenues

Revenues increased $273 million in 2007 compared with 2006, primarily due to newly acquired businesses, which contributed $163 million, higher volume of $93 million and $21 million in higher reimbursement of costs related to Hurricane Katrina.  The volume increase is primarily due to $78 million in higher ASV revenue due to a 21% increase in deliveries to 576 units, $56 million in higher revenue for IBS and a $16 million increase from SFW deliveries. These increases were partially offset by lower JDAM volume of $63 million.

In 2006, revenues increased $255 million, compared with 2005, primarily due to higher net volume of $245 million.  The volume increase is primarily due to higher ASV deliveries of $286 million and additional IBS volume of $22 million, partially offset by lower armored personnel carrier deliveries to an international military customer of $50 million.

Defense & Intelligence Segment Profit

Segment profit increased $50 million in 2007, compared with 2006, primarily due to improved cost performance of $61 million and $22 million in profit contributions from acquisitions, partially offset by the net unfavorable impact from inflation and pricing of $23 million. The favorable cost performance includes $21 million of ASV improvements resulting from increased productivity and lower indirect costs, and the favorable impact from a Hurricane Katrina cost reimbursement of $21 million.

In 2006, profit increased $42 million, compared with 2005, primarily due to the impact of higher net volume of $29 million and favorable cost performance of $42 million, partially offset by inflation of $22 million.  The favorable cost performance includes a $23 million reimbursement of costs related to Hurricane Katrina and an $18 million non-recurring charge recorded by Lycoming in 2005 for a crankshaft retirement program and related service bulletins.

Industrial

(Dollars in millions)	2007	2006	2005
Revenues	$3,435	$3,128	$3,054
Segment profit	$218	$163	$150
Profit	6%	5%	5%

The Industrial segment includes the businesses of Kautex, Fluid & Power, Greenlee, E-Z-GO and Jacobsen. During 2007, we experienced positive organic revenue growth, largely due to double-digit increases at Fluid & Power and Greenlee, including record sales at Fluid & Power. In the fourth quarter, Greenlee expanded its product offerings through its acquisition of Paladin Tools, and E-Z-GO introduced its new energy-efficient RXV golf car.

Industrial Revenues

Revenues in the Industrial segment increased $307 million in 2007, compared with 2006, primarily due to higher volume of $148 million, favorable foreign exchange impact of $148 million and higher pricing of $46 million, partially offset by the 2006 divestiture of non-core product lines of $37 million.

Revenues in the Industrial segment increased $74 million in 2006, compared with 2005, primarily due to higher volume of $89 million, higher pricing of $46 million and a favorable foreign exchange impact of $10 million, partially offset by the divestiture of non-core product lines of $72 million.

Industrial Segment Profit

Segment profit in the Industrial segment increased $55 million in 2007, compared with 2006, mainly due to improved cost performance of $60 million, higher pricing of $46 million, the $20 million impact of higher volume and mix, and a $15 million gain
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on the sale of land, partially offset by inflation of $83 million. Improved cost performance was primarily attributable to cost reduction efforts at Kautex, while inflation largely reflects increases in material costs.

Segment profit in the Industrial segment increased $13 million in 2006, compared with 2005, mainly due to $54 million of improved cost performance, higher pricing of $46 million and the $24 million impact of higher net volume and mix, partially offset by $100 million of inflation and a $7 million impact from divestitures of non-core product lines.

Finance

(Dollars in millions)	2007	2006	2005
Revenues	$875	$798	$628
Segment profit	$222	$210	$171
Profit	25%	26%	27%

During 2007, our Finance segment’s managed finance receivables grew by 9% to $11 billion, while our portfolio quality statistics remained relatively stable. As a percentage of finance receivables, our 60+ day delinquency decreased to 0.43% at the end of 2007 from 0.77% at the end of 2006, while nonperforming assets as a percentage of finance assets increased to 1.34% from 1.28%, respectively. Managed finance receivables include finance receivables that are owned and reported on our balance sheet, along with securitized or sold finance receivables for which risks of ownership are retained to the extent of our subordinated interests. In 2008, we expect continued growth in our managed finance receivables at a moderate pace and continued stability in our portfolio quality statistics.

The disruption in the credit market during the second half of 2007 had minimal impact on our Finance segment’s ability to access the capital markets to refinance its maturing debt obligations and to fund growth in the finance receivable portfolio. However, this disruption in the credit markets did result in an increase in our borrowing costs. The increase in the spread between the London Interbank Offered Rate (“LIBOR”), the primary index against which our variable-rate debt is priced, and the Federal Funds rate had an $11 million negative impact on borrowing spreads. This negative impact was almost completely mitigated by the issuances of new lower cost debt.

Finance Revenues

Revenues in the Finance segment increased $77 million in 2007, compared with 2006. Our revenue growth is primarily attributed to the following factors:

•	Higher average finance receivables of $722 million, primarily due to growth in the aviation and resort finance businesses, which resulted in additional revenues of $66 million;
•	$21 million gain on the sale of a leveraged lease investment; and
•	$20 million increase in securitization income, primarily related to a $588 million increase in the level of receivables sold into the distribution finance revolving securitization.

These increases were partially offset by the following decreases:

•	$17 million decrease in portfolio yields related to competitive pricing pressures;
•	$13 million in lower leveraged lease earnings due to an unfavorable cumulative earnings adjustment attributable to the recognition of residual value impairments; and
•	$8 million reduction in leveraged lease earnings from the adoption of a new accounting standard.

Revenues in the Finance segment increased $170 million in 2006, compared with 2005. The increase was primarily due to a $103 million increase related to higher average finance receivables and a $90 million increase from the higher interest rate environment, partially offset by an $18 million decrease in other income, largely due to lower fees and securitization income. Average finance receivables increased $1.3 billion from levels in the corresponding period in 2005, primarily due to growth in the distribution, golf and aviation finance businesses.

Finance Segment Profit

Segment profit in the Finance segment increased $12 million in 2007, compared with 2006, primarily due to a $30 million increase in net interest margin, partially offset by an $11 million increase in selling and administrative expenses, largely attributable to finance receivable portfolio growth and a $7 million increase in provision for loan losses, reflecting an increase in nonperforming assets and net charge-offs in the distribution finance portfolio. Net interest margin increased due to a number of factors, including the following:

•	An increase of $56 million in securitization and other fee income as described above, and
•	An increase of $30 million related to growth in average finance receivables;
•	Partially offset by a $17 million decrease in portfolio yields related to competitive pricing pressures;
•	Lower leveraged lease earnings of $13 million due to an unfavorable cumulative earnings adjustment attributable to the 22 recognition of residual value impairments;
•	Higher borrowing costs of $11 million relative to the Federal Funds rate;
•	A reduction in leveraged lease earnings of $8 million from the adoption of a new accounting standard; and
•	Lower leveraged lease earnings of $7 million due to a gain in 2006 on the sale of an option related to a leveraged lease asset.

Segment profit in the Finance segment increased $39 million in 2006, compared with 2005, due to an increase in net interest margin. The growth in average finance receivables generated $54 million of higher net margin, which was partially offset by an $18 million decrease in other income.

Finance Portfolio Quality

The following table presents information about the Finance segment’s portfolio quality:

(In millions, except for ratios)	2007	2006	2005
Finance receivables	$8,603	$8,310	$6,763
Allowance for losses on finance receivables	$89	$93	$96
Nonperforming assets	$123	$113	$111
Provision for loan losses	$33	$26	$29
Net charge-offs	$37	$29	$32
Ratio of nonperforming assets to total finance assets	1.34%	1.28%	1.53%
Ratio of allowance for losses on receivables to nonaccrual finance receivables	111.7%	123.1%	108%
60+ days contractual delinquency as a percentage of finance receivables	0.43%	0.77%	0.79%

The Finance segment’s portfolio quality continues to be strong as indicated by low rates of delinquency and nonperforming assets. Net charge-offs as a percentage of average finance receivables also remain stable and relatively low at 0.45% during 2007 as compared with 0.38% and 0.51% during 2006 and 2005, respectively.

Nonperforming assets by business, and as a percentage of the owned finance assets for each business, are as follows:

(Dollars in millions)	2007		2006		2005
Asset-based lending	$23	2.31%	$16	1.81%	$6	0.81%
Distribution finance	23	1.20%	7	0.28%	2	0.11%
Golf finance	21	1.24%	29	1.89%	13	0.99%
Aviation finance	20	0.89%	12	0.70%	14	1.07%
Resort finance	9	0.57%	16	1.22%	31	2.67%
Liquidating portfolios	27	24.73%	33	19.74%	45	13.64%
Total nonperforming assets	$123	1.34%	$113	1.28%	$111	1.53%

Nonperforming assets include nonaccrual finance receivables and repossessed assets that are not guaranteed by our Manufacturing group. We believe that nonperforming assets generally will be in the range of 1% to 4% of finance assets, depending on economic conditions.

In 2007, the increases in nonperforming assets as a percentage of owned finance assets for asset-based lending and distribution finance, compared with 2006, relate to weakening U.S. economic conditions, which began to have a negative impact on borrowers in certain industries.

In 2006, the $16 million increase in golf finance was primarily the result of two delinquent golf course mortgage loans whose operations were affected by the prolonged effects of Hurricane Katrina, while the $10 million increase in asset-based lending is the result of two loans in unrelated industries.

Quarterly Data (Unaudited)

		2007				2006
	(Dollars in millions, except per share amounts)	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
	Revenues
	Cessna	$1,561	$1,268	$1,203	$968	$1,232	$1,050	$1,005	$869
	Bell	755	650	596	580	685	567	545	550
	Defense & Intelligence	330	326	319	359	280	288	260	233
	Industrial	905	805	878	847	792	720	818	798
	Finance	212	214	239	210	212	212	192	182
	Total revenues	$3,763	$3,263	$3,235	$2,964	$3,201	$2,837	$2,820	$2,632
	Segment profit
	Cessna	$288	$222	$200	$155	$213	$162	$153	$117
	Bell	54	58	7	25	11	30	32	35
	Defense & Intelligence	30	43	52	66	37	37	33	34
	Industrial	53	46	59	60	32	28	54	49
	Finance	48	54	68	52	52	53	56	49
	Total segment profit	473	423	386	358	345	310	328	284
	Corporate expenses and other, net	(86)	(51)	(66)	(50)	(60)	(45)	(48)	(49)
	Interest expense, net	(21)	(19)	(23)	(24)	(20)	(23)	(25)	(22)
	Income taxes	(106)	(111)	(82)	(86)	(69)	(67)	(78)	(55)
	Income from continuing operations	260	242	215	198	196	175	177	158
	(Loss) income from discontinued operations, net of income taxes	(4)	13	(5)	(2)	(1)	(6)	(108)	10
	Net income	$256	$255	$210	$196	$195	$169	$69	$168
	Basic earnings (loss) per share*
	Continuing operations	$1.04	$0.97	$0.86	$0.79	$0.78	$0.70	$0.69	$0.61
	Discontinued operations	(0.02)	0.05	(0.02)	(0.01)	—	(0.03)	(0.42)	0.03
	Basic earnings per share	$1.02	$1.02	$0.84	$0.78	$0.78	$0.67	$0.27	$0.64
	Basic average shares outstanding (In thousands)	249,650	249,332	249,703	250,095	251,088	251,618	256,906	260,186
	Diluted earnings (loss) per share*
	Continuing operations	$1.02	$0.95	$0.85	$0.78	$0.77	$0.68	$0.67	$0.60
	Discontinued operations	(0.02)	0.05	(0.02)	(0.01)	(0.01)	(0.02)	(0.41)	0.03
	Diluted earnings per share	$1.00	$1.00	$0.83	$0.77	$0.76	$0.66	$0.26	$0.63
	Diluted average shares outstanding (In thousands)	255,294	254,321	254,271	254,873	256,047	256,759	262,588	265,712
	Segment profit margins
	Cessna	18.4%	17.5%	16.6%	16.0%	17.3%	15.4%	15.2%	13.5%
	Bell	7.2	8.9	1.2	4.3	1.6	5.3	5.9	6.4
	Defense & Intelligence	9.1	13.2	16.3	18.4	13.2	12.8	12.7	14.6
	Industrial	5.9	5.7	6.7	7.1	4.0	3.9	6.6	6.1
	Finance	22.6	25.2	28.5	24.8	24.5	25.0	29.2	26.9
	Segment profit margin	12.6%	13.0%	11.9%	12.1%	10.8%	10.9%	11.6%	10.8%
	Common stock information*
Price range:	High	$73.38	$63.13	$56.91	$49.10	$49.19	$46.56	$49.05	$47.20
	Low	$62.58	$53.01	$45.35	$44.08	$44.09	$40.55	$41.25	$37.88
	Dividends per share	$0.23	$0.23	$0.194	$0.194	$0.194	$0.194	$0.194	$0.194

* Prior period amounts have been restated to reflect a two-for-one stock split in the third quarter of 2007.